ELITE PHARMACEUTICALS ANNOUNCES MANUFACTURING AND SUPPLY
AGREEMENT WITH MIKAH PHARMA, LLC

NORTHVALE, N.J. – June 6, 2011 – Elite Pharmaceuticals, Inc. (“Elite”) (OTCBB:ELTP) today announced that it has entered into a commercial Manufacturing and Supply Agreement with Mikah Pharma, LLC (“Mikah”).  Under the terms of the agreement, Elite will perform the laboratory stability studies, manufacturing and packaging for two generic products: Isradipine Capsules USP, 2.5 mg and 5 mg and Phendimetrazine Tartrate Tablets USP, 35 mg.

Elite will be compensated at an agreed upon transfer price for the manufacturing and packaging of the products.  For the Isradipine product, Elite will receive a 10% royalty on net profits of the finished products.   Elite will also receive a onetime milestone payment for each product for the work associated with the technology transfer.

“The Mikah agreement represents Elite’s continuing progress in utilizing our manufacturing infrastructure and expertise to generate revenues,” commented Jerry Treppel, Chairman and CEO.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products, to improve off-patent drug products, and developing generic versions of controlled release drug products with high barriers to entry. Elite has one approved and commercial ANDA product partnered with TAGI Pharma, with an additional three ANDAs currently under review by the FDA. Elite’s lead pipeline products,  ELI-216,  a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are novel sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse.  Elite also has partnered with Mikah Pharma to develop a new product and with Hi-Tech Pharmacal to develop an intermediate for a generic product.  Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com